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EXHIBIT 21.1


                            SUBSIDIARIES OF THE COMPANY


     Great Lakes REIT, L.P. a Delaware limited partnership.

     GLR No. 1, Inc. an Illinois corporation.

     GLR No. 2, Inc. an Illinois corporation.

     GLR No. 3, a Maryland real estate investment trust.